SCHEDULE 14A (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

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ADAPTEC, INC.

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September 11, 2009

Warren G. Lichtenstein

Steel Partners II, L.P.

590 Madison Avenue, 32nd Floor

New York, New York 10022

Dear Mr. Lichtenstein:

I am writing on behalf of the Governance and Nominating Committee of the Board of Directors of Adaptec, in response to your letter to shareholders attached to the preliminary consent statement dated September 4, 2009, and filed with the Securities and Exchange Commission. We obviously were disappointed when Steel Partners II, L.P. chose to take such a hostile act, particularly after our consistent efforts to engage constructively with Steel representatives.

The Board has established a record of its willingness to work collaboratively with Steel Partners. We are fully prepared to engage in further dialogue with you and your representatives and to meet again with you, either inside the Board room or out, as you are a major shareholder of Adaptec. Although we sincerely hope to avoid a costly proxy contest, we must take issue with many of Steel Partners’ statements in your letter, as well as the timing of the letter, which arrived without warning literally on the eve of one of Adaptec’s most important recent product launches. Thus, we would like to address certain points raised in your letter.

Under the current Board’s leadership, Adaptec has become a far healthier Company with far better prospects than four years ago, when the Board brought Subramanian Sundaresh back to lead the Company. Adaptec has achieved its strategic and operational accomplishments in the face of an exceptionally difficult global business environment. These accomplishments include successfully maximizing the cash flows from legacy products that have a limited future because of changes in computer design, as well as developing new generations of products that capitalize on the Company’s core technologies and competencies. Indeed, early feedback from customers indicates that our latest product – the MaxIQ™ solution for hybrid arrays, which builds on our historic strength in I/O technologies, and which we launched worldwide this week – should be well received in the market.

Adaptec’s recent performance provides additional justification for the Board’s recent discussions about how to take the Company to the next level as the economy recovers – a discussion that led to the recent step of appointing a highly qualified independent Chairman of the Board.

As Adaptec continues its growth, the Board assessed the people and resources necessary to drive the Company to the next level. This led to appointing a new Chairman who is independent, who has strong technology expertise and who can provide additional oversight on behalf of the Board to actively ensure that management is pursuing and executing on the most effective strategy. The Board believes that Joseph Kennedy, whom it has named as the new Chairman, has the required skills and abilities. He has had a long career in technology and solid CEO-level executive experience. The Board concluded that, now that its focus is on growth, Adaptec requires additional leadership strength with a deep understanding of our technologies and of the technology businesses.

The Board has not authorized a $100 million or more acquisition. While the Company continues to evaluate new corporate development opportunities, including acquisitions and partnerships, your letter reports that the Company intends to make a large acquisition in the near future. As you know, this Company, like most other healthy companies in our market, regularly evaluates opportunities as they develop. If the Board proceeds with any corporate development opportunity, the Company, after approval by the Board, would publicly disclose the development in compliance with all legal regulations – not through a leak from a Board member.

Adaptec has only consummated one acquisition in the last four years – Aristos Logic for $40 million. This acquisition was reviewed and unanimously approved by the Adaptec Board of Directors – including the Steel Directors. Contrary to your claim that the Company has a recent history of “ill-conceived acquisitions,” this acquisition provides Adaptec additional industry-leading storage solutions that have become key building blocks for Adaptec’s I/O strategy; it supports our product roadmap and creates new opportunities for expansion in high-growth market segments.

We believe Steel Partners’ proposals would give a minority shareholder disproportionate control of Adaptec and reduce the number and influence of unaffiliated independent directors on the Board. Steel Partners designees currently hold three of nine seats on Adaptec’s Board. Your proposal to reduce the Board size would have the effect of allowing Steel Partners’ designees to control three of the seven seats, which is highly disproportionate to Steel Partners’ current holdings of approximately 11% of the outstanding stock of Adaptec. This proposal comes less than six months after Steel Partners divested itself of approximately half of its stake in the Company through distribution to its limited partners that coincided with significant declines in the price of Adaptec stock.

Neither the Governance and Nominating Committee nor the Board has approved the slate of directors for election at the 2009 Annual Meeting of Shareholders. Your letter assumes that Steel Partners designees would not be on the slate of nominees for consideration at the 2009 Annual Meeting of Shareholders. At present, however, neither the Governance and Nominating Committee nor the Board has approved the slate of nominees. Both Steel Partners and Adaptec’s Board are in agreement that there are reasons to consider reducing the Board from nine to seven Directors.

The Company has repeatedly and publicly set forth its strategy for value creation. Under that strategy, management is focusing on operational efficiencies, controlling costs and boosting margins, preserving cash, and executing new-product launches that capitalize on Adaptec’s core technical and product competencies and customer relationships. On each of those fronts, we have made significant progress rebuilding our foundations for growth.

We take seriously our obligations to our shareholders and hope that, in the spirit of our past cooperation and commitment to representing your and other shareholders’ interests, you will engage in a conversation with us to resolve your concerns. Please let me emphasize that this Board is committed to good corporate governance and to strict adherence to processes that ensure that the interests of all of our shareholders are properly represented.

Sincerely,

/s/ Douglas E. Van Houweling

Douglas E. Van Houweling

Chair of the Governance and Nominating Committee

_________________________________________________

Safe Harbor Statement

This letter includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe” and similar expressions are statements regarding future events or the future performance of Adaptec, Inc. (the “Company”), and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended July 3, 2009 on file with the Securities and Exchange Commission. Adaptec assumes no obligation to update any forward-looking information that is included in this release.

Additional Information and Where to Find It

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with a consent solicitation by Steel Partners II, L.P. to repeal all changes to the Amended and Restated Bylaws of the Company (the “Bylaws”) made since May 6, 2009, remove two members of the Board of Directors of the Company and amend the Bylaws to fix the number of directors serving on the Board of Directors at seven (the “Consent Solicitation”). The Company filed a preliminary consent revocation statement with the Securities and Exchange Commission (the “SEC”) on September 10, 2009, in connection with the solicitation of written consents in connection with the Consent Solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K, which was filed with the SEC on June 4, 2009 and which may be obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.adaptec.com. Additional information regarding the interests of potential participants is included in the Consent Revocation Statement and other relevant documents to be filed with the SEC in connection with the Consent Solicitation.

Promptly after filing its definitive Consent Revocation Statement with the SEC, the Company will mail the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the Consent Solicitation. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the Consent Solicitation at the SEC’s website at http://www.sec.gov, at the Company’s website at http://www.adaptec.com or by contacting Georgeson Inc. at 1-800-223-2064.